NIAGARAAX DEVELOPER SUPPORT AGREEMENT

This Developer Support agreement is entered into as of this 25 day of August 2008 (the “Effective Date”) by and between Tridium, Inc., a Delaware corporation (“Tridium”) having its principal place of business at 3951 Westerre Parkway, Suite 350, Richmond, VA  23233, and Solarsa Inc, a Florida corporation (an “Authorized Tridium Reseller” or “Reseller”) having its principal place of business at 4015 Dale Mabry Highway South, Tampa Florida 33611 (each a “Party” and collectively, the “Parties”).

WHEREAS, Tridium has developed the NiagaraAX Framework, a proprietary standardized architecture and related software for interconnecting devices and controllers, and

WHEREAS, Developer has licensed, or wishes to license, the NiagaraAX Framework from Tridium and to use the NiagaraAX Framework to create its own products that are compatible with the NiagaraAX Framework, Developer wishes to receive training, certification of its trained employees and contractors, early releases and beta releases of NiagaraAX, and technical support from Tridium related to Developer’s use of the NiagaraAX Framework for that purpose, and Tridium is willing to provide such training, certification, early releases and beta releases of NiagaraAX, and technical support on the terms set forth herein,

NOW, THEREFORE, in exchange for the covenants contained herein and for other good and valuable consideration, the receipt of which each Party hereby acknowledges, Tridium and Developer agree to the terms of this Developer Agreement as of the Effective Date.

1.	DEFINITIONS

1.1
“Affiliates” shall mean any entity that controls, is controlled by or is under common control with a Party.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contact or otherwise.)

1.2	“Annual Renewal Date” shall mean January 1 of each calendar year.

1.3	“API” shall mean an Application-Programming Interface that supports development of applications and communication drivers for use with the NiagaraAX Framework.

1.4
“Certified NiagaraAX Developer” shall mean any individual employee or contractor of Developer who (i) has passed the Tridium NiagaraAX developer certification test and and (ii) for whom all annual fees set forth on Exhibit C per developer seat have been paid.

1.5	“Code” shall mean computer-programming code, and

i.
“Binary Code” shall mean Code including but not limited to Java byte Code and Object Code in a form that is indirectly or directly executable by a computer, and is not readable or understandable by a programmer of ordinary skills.

ii.
“Object Code” shall mean Code substantially or entirely in binary form, and includes header files of the type necessary for use or interoperation with other computer programs.  It is intended to be directly executable by a computer after processing or linking, but without interpretation, compilation or assembly.

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iii.
“Source Code” shall mean Code in a form which when printed out or displayed is readable and understandable by a programmer of ordinary skills.  It includes procedural and object oriented Code with associated comments describing the operation of the Code.

iv.	“Published Source Code” shall mean the Source Code in the docSource module of the NiagaraAX Framework.

1.6
“Confidential Information” shall mean any non-public information about a Party; the Party’s business, vendors, customers, products, services, employees; finances, costs, expenses, financial or competitive condition, policies, and practices; a Party’s research and development efforts, marketing and distribution efforts, licensing, cross-licensing, marketing and distribution practices; computer software programs and programming tools and their respective design, architecture, modules, interfaces, databases and database structures, non-literal elements, capabilities and functionality, Code, APIs, including without limitation the Licensed Materials, which are the Confidential Information of Tridium;  other information licensed or otherwise disclosed to a Party in confidence by a third party; the specific terms of this Agreement; and any other non-public information that does or may have economic value by reason of not being generally known.  “Confidential Information” does not, however, include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving Party; (ii) the receiving Party can demonstrate to have had lawfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (iii) is independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party as evidenced by written documentation; (iv) the receiving Party lawfully obtains from a third party who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentiality of such information; or (v) is required to be disclosed by court order or operation of law.

1.7
“Developer Product” shall mean an application or applet developed by Developer using the Licensed Materials, provided however, Developer Product shall not include any Code from the Licensed Materials, and shall not include any derivative work based on any of the Licensed Materials.

1.8
“Documentation” shall mean the printed or online reference material furnished to Developer by Tridium as part of the Licensed Materials, including, without limitation, instructions, End User guides and development guides.

1.9	“Early Releases” shall mean alpha and beta releases of the NiagaraAX Framework which have not been released commercially but have been made available to the Niagara developer community for testing.

1.10	“Effective Date” shall mean the date identified in the preamble of this Agreement

1.11
“End Use License Agreement” means the end user license agreement entered into by Developer upon installation of the Licensed Materials, a copy of which, as it may be updated from time to time,  can be found on Tridium’s web site, the link as of the Effective Date being:  http://www.tridium.com/cs/products_/_services/niagaraax

1.12
“Intellectual Property Rights” means (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all Marks including trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, and (d) all mask works and all applications, registrations, and renewals in connection therewith.

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1.13
“Licensed Materials” shall mean the copy of the NiagaraAX Framework, and any other products listed on Tridium’s applicable price list as being available to Developers, that Developer has licensed, or hereafter licenses, from Tridium.

1.14	“Mark(s)” shall mean a Party’s trademarks, service marks, combination marks and logos that are licensed hereunder and identified on Exhibit A, and the phrase “Certified NiagaraAX Developer.”

1.15	“NiagaraAX Developer Program” or (“NAXDP”) shall mean the training program for Developer’s employees as described in Exhibit D attached hereto.

1.16	“Niagara AX Framework” shall mean the software, including the Licensed Materials, developed by Tridium for interconnecting devices and controllers.

1.17
“NiagaraAX Licensing Tool” shall mean Tridium’s proprietary software, in Binary Code, that permits the Developer to embed a license key into Developer Products to authorize Developer’s customers to use such products.

1.18
“Price List” shall mean the Developer Price List or the Price List applicable under Developer’s distributor or reseller agreement with Tridium if Developer is also an authorized Tridium distributor or reseller.

1.19	“Promotional Materials” shall mean any press release, product brochure and similar material, indicating Developer is a “Certified NiagaraAX Developer.

1.20	“Term,” “Initial Term” and “Renewal Term” shall have the meanings set forth in Section 10 below.

1.21	“Upgrades” shall mean any unspecified modification, error correction, bug fix, or other update or enhancement to or for the Licensed Materials.

2.	DEVELOPER RIGHTS AND OBLIGATIONS RELATED TO LICENSE AND USE OF NIAGARAAX FRAMEWORK.

2.1
License of NiagaraAX Framework; Terms of License:  Developer has purchased, or shall purchase, a copy of the AX Supervisor component of the NiagaraAX Framework and may purchase other Licensed Materials, and has entered into, or will upon purchase of a copy of any of the Licensed Materials enter into, the End User License Agreement that is included with the Licensed Materials. Developer hereby represents that it has read and understands the End User License Agreement, and acknowledges that it is bound by the terms of the End User License Agreement in the form included with the copy(ies) of the Licensed Materials purchased by it from time to time, and that it has, and shall have, no rights in the Licensed Materials except as set forth in such agreements.  Specifically, but without limitation, Developer agrees that it shall not include in any Developer Product any Code included in the Licensed Materials.

2.2	Ownership of Developer Products. Developer shall own and retain all title and interest in and to the Intellectual Property Rights in the Developer Products.

2.3
Right to Early Releases.  Developer may license from Tridium any Early Release, and such license shall be without charge, provided that Developer is current in payment of all fees due.  All such software shall be for Developer’s internal use for evaluation purposes only, shall be used by Developer at its own risk and shall otherwise be subject to the terms and limitations included in the End User License Agreement accompanies the software.

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2.4
NiagaraAX Certified Developer(s) On Staff.  Developer shall have at least one NiagaraAX Certified Developer on staff as an employee or contractor for each Developer home office and each other office at which it stations staff with responsibility for Developer regional engineering or customer support of Developer Products (a) within 90 days of the Effective Date, and (b) thereafter at all time during the entire Term of this Agreement.  Any one of or more of the following breaches of this Section 2.4 shall constitute a material breach giving Tridium the right to terminate under Section 10.2 below: (i) failure of Developer to comply with its obligations to be performed within 90 days of the Effective Date, (ii) failure to comply with its other obligations due to failure to timely pay the fees required to maintain the Certified NiagaraAX Developer status of at least one Certified NiagaraAX Developer on its staff, or (iii)  failure to comply with such obligations for any other reason for a period of at least 90 days.

3.	TRADEMARKS LICENSE GRANT

3.1
By Developer. During the Term, Developer grants Tridium a right of publicity to use the Developer Marks described in Exhibit A in its Promotional Materials, financial reports, and prospectuses indicating Developer is a NiagaraAX Developer.

3.2
By Tridium.  After such time, and for so long as Developer has at least one employee who has completed the NAXDP training and passed a certification test as described on Exhibit D, Tridium grants Developer a right of publicity to use the Tridium Mark described in Exhibit A in its Promotional Materials, financial reports, and prospectuses indicating Developer has one or more Certified NiagaraAX Developer(s) on staff. Tridium may update Exhibit A with respect to the Tridium Mark at any time upon notice to Developer.  Developer shall adhere to the trademark guidelines attached as Exhibit B, which may be updated from time to time by Tridium upon notice to Developer.

3.3
Limitations.  Neither Party shall combine the other Party’s Marks with any other name or make use of any of the other Party’s Marks in its own trademarks, service marks, logos, or trade names; or make any use or presentation of the other Party’s Marks that would infringe, dilute, weaken, or otherwise damage or impair the other Party’s rights in its Marks.  The Parties shall not:  (i) challenge the other Party’s ownership or use of its Marks; (ii) register the other Party’s Marks; or (iii) incorporate any Mark of the other Party into its Marks, company name(s), internet domain name(s), or any other similar designations.  If Developer acquires any rights in Tridium Marks by operation of law or otherwise, it will immediately at no expense to Tridium, assign those rights to Tridium with any associated goodwill, applications and registrations.

3.4
Mark Usage Requirement. Developer acknowledges that Tridium is the owner of all right, title and interest in the Tridium Marks set forth on Exhibit A and Tridium acknowledges that Developer is the owner of all right, title and interest in the Developer Marks set forth on Exhibit A.

4.	DEVELOPER’S ACKNOWLEDGEMENTS
Developer acknowledges that Developer Products will not function unless used in connection with a copy of all, or part, of the NiagaraAX Framework, which must be licensed from Tridium, directly or through an authorized Tridium distributor or reseller.  Developer further acknowledges that this Developer Agreement does not authorize it to license, or distribute copies of, any part of the NiagaraAX Framework or to license or otherwise distribute any NiagaraAX-based product, other than Developer Products made by Developer, to any person.

5.	TERMS AND CONDITIONS FOR ACCEPTANCE OF ORDERS
All written purchase orders and/or telephone orders placed by Developer for copies of any Licensed Materials, technical support or training shall be subject to the terms and conditions of this Developer Agreement and those set forth on Exhibit E hereto.  Any terms or conditions appearing on any order or confirmation that are different from or in addition to those required hereunder shall not be binding on the Parties, even if signed and returned, unless both Parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

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6.	TECHNICAL SUPPORT, MAINTENANCE, TRAINING & EARLY ACCESS

6.1
Tridium Support.  Tridium’s support responsibilities shall be in accordance with Exhibit D attached hereto.  Tridium shall have no obligation under this Developer Agreement to have direct contact with any customers to whom Developer may have distributed Developer Products.  All individual Developers (whether certified or not certified) have access to Tridium’s NiagaraAX Developer Support Forum, a website supported by Tridium which includes frequently asked questions and technical support notices related to the NiagaraAX Framework and the NiagaraAX Licensing Tool.

6.2
Scope of Support.  Tridium’s support responsibilities under this Developer Agreement are limited to assisting individual NiagaraAX Certified Developers who are retained by Developer as employees or contractors with standard Niagara-based application tools and Niagara driver development.  Tridium shall have no obligation under this Agreement to provide assistance for complex projects, or support requests requiring more than approximately four to six (4 - 6) hours of Tridium support to complete, are to be provided under the terms of a Professional Services Agreement (“PSA”) with Tridium.   “Complex” projects for this purpose include, by way of example, custom applications, on-site support, servlet application development engineering and core development engineering on the NiagaraAX Framework.

6.3	Training. Tridium will provide NAXDP training to employees and contractors of Developer for which Developer requests such training on the terms and conditions set forth in Exhibit D attached hereto.

6.5
Early Access.  During the Term of this Developer Support Agreement, individual Certified NiagaraAX Developers shall have access to any Early Releases that Tridium may make available to the developer community as provided under Section 2.3 above.

7.	PAYMENT TERMS AND RELATED OBLIGATIONS
Developer shall pay Tridium the fees listed in Exhibit C.  Developer’s rights under this Agreement shall be deemed to be purchased under the terms set forth on Exhibit E, whether or not Developer elects to place a purchase order to document the purpose for which such fees are being paid, so that the terms of Exhibit E shall apply to Developer’s obligations to pay such fees and Tridium’s remedies for failure of Developer to fully pay any fees payable under Exhibit C when due shall include those set forth in Exhibit E under the caption “Payment and Credit Terms.”  Furthermore, Developer’s failure to fully pay any fees due under Exhibit C or any purchase order shall be deemed to justify suspension of performance of support services by Tridium under this Agreement, and failure to pay any such fees within sixty (60) days after the applicable due date, shall be deemed a material breach of this Agreement, justifying suspension of the performance by Tridium of its other obligations under this Agreement and immediate termination of this Agreement by Tridium.  No such suspension shall relieve Developer from paying past due fees plus interest and in the event of collection enforcement, Developer shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, court costs and collection agency fees.

8.	CONFIDENTIALITY

8.1	Confidential Information. During the Term of this Agreement, the Parties acknowledge that Confidential Information may be disclosed by one Party to the other Party.

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8.2
Obligations.  Except as otherwise expressly provided in this Agreement, each Party agrees to keep confidential the Confidential Information of the other disclosed during the Term of this Agreement, and to not disclose Confidential Information of the other to third parties except for confidential disclosures made to directors, officers, employees, consultants, counsel, accountants, professional advisers and other agents of the Party or its Affiliates whose duties justify access to such Confidential Information to perform such Party’s obligations or exercise its rights hereunder, and who have each agreed to comply with nondisclosure protections at least as protective of the other Party’s Confidential Information as those in this Section and to use such Confidential Information solely for the purposes set forth in this Agreement.  Each Party agrees that its obligations with respect to the other Party’s Confidential Information shall survive for (i) a period of three (3) years following receipt of such Confidential Information related to the disclosing Party’s general business information and (ii) indefinitely with respect to any Confidential Information related to the disclosing Party’s trade secrets or know-how.  During the Term of this Agreement, each Party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information to prevent the duplication or disclosure of Confidential Information of the other Party.  Each Party shall use its best efforts to cause any third parties that may come into possession of any Confidential Information to maintain the confidentiality of such information.

9.	DISCLAIMERS

9.1
DISCLAIMER OF WARRANTY. Developer acknowledges that the training and certification provided under this Agreement  are intended to convey information about the essential functions of the Licensed Materials, and to certify demonstration of a reasonable level of knowledge of such functions to Tridium, but that neither training nor certification is intended to, or does, indicate that any individual (i) has the knowledge or ability to, or will in any particular case, cause the Licensed Materials or any Developer Product to perform in a given environment, configuration or situation as desired or in a safe or appropriate manner, or (ii) will in any particular case train individuals in use of such materials in an acceptable manner.  Developer further acknowledges that the support services provided under Exhibit D are primarily to assist Developer in understanding use of the Niagara Framework in connection with Developer’s development of Developer Products, but not to perform development services, and that Developer is solely responsible for its Developer Products whether or not any support services supplied under this Agreement relate in part to development of a Developer Product.  The Training and Support services provided under this Agreement are provided AS IS AND WITHOUT ANY WARRANTY OF ANY KIND.

9.2
LIMITATION OF LIABILITY.   NEITHER TRIDIUM NOR ANY OF ITS LICENSORS, OFFICERS, AGENTS, EMPLOYEES OR REPRESENTATIVES SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR PENALTIES (INCLUDING DAMAGES FOR LOST PROFITS, LOST BUSINESS, LOST DATA, BUSINESS INTERRUPTION, AND THE LIKE), HOWEVER THEY ARISE, INCLUDING WITHOUT LIMITATION FROM THE USE BY DEVELOPER OF THE LICENSED MATERIALS, WHETHER FOR BREACH OR IN TORT, EVEN IF TRIDIUM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.3
LIMITATION OF REMEDIES. IN NO EVENT SHALL TRIDIUM’S MONETARY LIABILITY TO DEVELOPER IN CONNECTION WITH THIS DEVELOPER AGREEMENT OR THE LICENSED MATERIALS EXCEED THE AMOUNTS PAID TO IT BY DEVELOPER PURSUANT TO THIS DEVELOPER AGREEMENT.

10.	TERM AND TERMINATION

10.1
Term.  This Developer Agreement shall commence on the Effective Date and, unless terminated as provided for herein, shall run through the Annual Renewal Date (the “Initial Term”).  Upon expiration of the Initial Term, this Developer Agreement shall automatically renew for up to three successive one-year terms (each, a “Renewal Term”)unless, at least thirty (30) days prior to the expiration of the then-applicable Initial Term or Renewal Term, either Party gives the other written notice of its election not to renew.  In the event of such election not to renew, this Developer Agreement shall expire automatically at the end of the then applicable term.  References herein to the “Term” shall include the Initial Term and any Renewal Term.

NiagaraAX Certified Developer Agreement	20-JUNE-2008

10.2
Termination for Cause.  Either Party may terminate this Developer Agreement upon a material or continuing breach of this Developer Agreement by the other by giving thirty (30) days prior written notice of termination, stating the cause therefore.  If within the 30-day notice period, the cause for termination is not cured to the satisfaction of the Party giving notice, the termination shall become effective at the close of the 30-day notice period.

10.3	Termination Upon Events of Default. This Developer Agreement may be terminated immediately, upon the giving of written notice as follow:

10.3.1
By Tridium if Developer makes unauthorized use of, or authorizes unauthorized use of or disclosure of, Tridium’s Confidential Information or uses any part of the Licensed Materials other than as expressly permitted by the End User License Agreement or another written agreement signed by Tridium;

10.3.2	By Tridium if Developer assigns or transfers this Developer Agreement or attempts to do so without complying with the provisions of Section 11.2;

10.3.3	By either Party if the other Party is indicted for the violation of any law or regulation material to the performance of its duties hereunder.

10.3.4	By Tridium if a governmental or regulatory body imposes restrictions or denies authority for Developer to perform the duties required of it pursuant to this Developer Agreement.

10.3.5
By Tridium if Developer (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary), other than a reorganization under Chapter 11 of the Bankruptcy Code, which is not dismissed within ninety (90) calendar days, or (d) makes an assignment for the benefit of creditors.

11.	GENERAL PROVISIONS

11.1
Independent Contractor. Developer and Tridium are independent business entities, bound to each other only as provided for herein.  Developer has no authority to bind, act on behalf of or represent Tridium except to the limited extent Developer is expressly authorized herein.  Nothing in this Agreement creates a relationship of employer-employee, principal and agent, master and servant or franchisor and franchisee.  Developer covenants that it shall not act or fail to act in any way that could reasonably cause others to believe that it has authority to act on behalf of Tridium beyond the authority expressly granted herein.

11.2
Assignment.  Neither Party shall have the right to assign this Agreement or its rights and obligations under this Agreement, directly or indirectly, by merger or otherwise, without the prior written consent of the other.  Notwithstanding the foregoing, Developer agrees that: (a) Tridium may assign its rights and obligations to any purchaser of substantially all of its business; (b) Tridium may assign this Agreement to an Affiliate; and (b) Tridium may appoint subcontractors and sublicensees to provide all or part of the goods or services hereunder, subject to the other terms of this Agreement.  This Agreement shall be binding upon and inure to the benefit of each Party's successors and authorized assigns.

11.3
Equitable Relief. Each Party acknowledges that any breach of its obligations hereunder with respect to the Licensed Materials or the Confidential information of the other Party will cause the non-breaching Party irreparable injury for which it has no adequate remedy at law, and therefore that the non-breaching Party will be entitled to seek and obtain equitable relief, including preliminary injunctions and temporary restraining orders, to prevent any unauthorized use of the non-breaching Party’s Confidential Information, in addition to all other remedies available to it under this Agreement or other applicable law.  The Parties also agree that any breach by Developer of its obligations with respect to the Licensed Materials shall give Tridium the right to equitable relief as set forth herein.

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11.4	Headings. The headings in this Agreement and its Exhibits are for the convenience of the reader and shall not limit or alter the meaning of any term of this Agreement.

11.5	Waiver. A waiver of any breach of default of this Agreement shall not create a waiver of the term or of any subsequent breach of default.

11.6
Governing Law.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the substantive laws of the Commonwealth of Virginia with respect to claims governed by state law, excluding the Uniform Computer Information Transactions Act of Virginia,  and the laws of the United States with respect to claims arising under the laws of the United States, without regard to conflicts of laws principles and excluding the Convention on Contracts for the International Sale of Goods. Any action arising from or relating to this Agreement or the conduct of the Parties pursuant hereto shall be commenced and heard solely within a federal or state court of competent jurisdiction found within the boundaries of the United States District Court for the Eastern District of Virginia, Richmond Division, and Tridium and Developer each consent to personal jurisdiction and venue in any such court.

11.7
Notices.  Any notice required or allowed to be delivered hereunder shall be effective only if served by personal service, first class or certified (return receipt requested) U.S. mail, confirmed facsimile transmission, email (return receipt requested) or express carrier (e.g., Fed Ex) to the Key Contact at the address of the receiving Party set forth below.  Either Party, by notice to the other, may designate any other individual, address or number in place of those shown below.

TRIDIUM KEY CONTACT		AUTHORIZED TRIDIUM RESELLER KEY CONTACT

Name:	Dwight Nicholas	Name:	Scott Jorgensen
Address:	3951 Westerre Parkway Richmond, VA 23233	Address:	4015 Dale Mabry Highway South Tampa, FL 33611
Telephone:	804 527-3121	Telephone:	813 258-4488
Facsimile:	804 747-5204	Facsimile:	813-258-5488
E-mail:	DNicholas@Tridium.com	E-mail:	Scott.Jorgensen@Solarsa.com

11.8	Survivability. Any term or provision of this Agreement, or portion thereof, which by its nature survives the termination or expiration of this Agreement, shall so survive.

11.9
Force Majeure.  Neither Party shall hold the other responsible for any delay or failure of performance to the extent directly caused by strike, riots, fire, insurrection, embargoes, failure of carriers, inability to obtain materials or transportation facilities, acts of God or of the public enemy, or other causes beyond the control of that Party, irrespective of whether the cause could be alleviated by the payment of money.

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11.10
Severability.  Should any term or provision of this Agreement be finally determined by a court of competent jurisdiction to be void, invalid, unenforceable or contrary to law or equity, the offending term shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

11.11
Entire Agreement.  This Agreement, including its Exhibits (which are hereby incorporated by reference), comprises the entire agreement between the Parties relating to its subject matter.  This Agreement supersedes all prior agreements and understandings, written or oral, express or implied.  This Agreement can be amended or modified only by a writing executed in advance by duly authorized representatives of each of the Parties hereto.  THE ACCEPTANCE OF ANY PURCHASE ORDER PLACED BY DEVELOPER IS EXPRESSLY MADE CONDITIONAL ON DEVELOPER’S ASSENT TO THE TERMS SET FORTH HEREIN, AND NOT THOSE IN DEVELOPER’S PURCHASE ORDER

11.12	Order or Precedence: To the extent that anything contained in the End User License Agreement is inconsistent with any other provision of this Developer Agreement, such other provisions shall control.

IN WITNESS HEREOF, the Parties have executed this Developer Agreement as of the Effective Date.

ACCEPTED BY:

TRIDIUM:		:

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

Exhibit List
Exhibit A – Marks
Exhibit B – Trademark Guidelines
Exhibit C – Prices and Fees
Exhibit D – Training and Support
Exhibit E – Terms and Conditions

Links in Effect as of the Date of this Agreement:
Tridium’s End User License Agreement:  http://www.tridium.com/cs/products_/_services/niagaraax

NiagaraAX Certified Developer Agreement	20-JUNE-2008

Exhibit A
to
NiagaraAX Developer Support Agreement

I.	Tridium Marks

A.	Phrase identifying Developer as a certified Developer:

“Certified NiagaraAX Developer”

B.	Certified NiagaraAX Developer Logo:

II.	Developer Marks

NiagaraAX Certified Developer Agreement	20-JUNE-2008

Exhibit B
to
NiagaraAX Developer Support Agreement
.
Trademark Guidelines - Developer

Form of Marks. The Tridium Marks are licensed to Developer pursuant to the terms set forth in the Developer Agreement of which this Exhibit B is a part. Tridium shall provide Developer with a copy of such Marks in appropriate digital or camera-ready format.  Tridium may alter, modified, or change its Marks at its sole discretion at any time. At no time may Developer or its Authorized Developer Partners change or modify any Tridium Mark.

Tridium Marks License.   Developer may use the Tridium Marks described on Exhibit A solely in accordance with Section 3 of the Developer Agreement.  Developer may not use any other trademark, service mark, combination mark or logo of Tridium for any purpose.

Guidelines for Logo Placement Within Printed or Electronic Materials.
The following guidelines must be followed on all Promotional Materials and all other written materials, building or truck signage, or trade show displays used by Developer.  In no event shall Developer use a Certified NiagaraAX Developer trademark without adhering to the applicable provisions of the Developer Agreement and the guidelines below.

Color Promotional Materials in which Developer uses the Certified NiagaraAX Developer logo must feature a full color version of such logo using Tridium’s corporate colors, which are: PMS Reflex Blue and PMS Red 032.

Black-and-white Promotional Materials may use the black-and-white version of the logo.

All reproduction guidelines provided by Tridium below must be met.

Appropriate trademark/service mark descriptive information must be displayed within all Promotional Materials in which Developer uses any of the Tridium Mark using the format in the following example:  “Certified NiagaraAX Developer” is a trademark of Tridium, Inc.”

Trademark information must be displayed in a bold typeface of 10-point size or larger, but not larger than any Developer trademark if the Developer trademark information is smaller than 10 font.  In no case, however, shall the Developer trademark information be of a smaller font than generally customary in the industry for printed material of similar nature, text font size, and style. Further, this information must be displayed in the same area that Developer trademark or registered mark descriptive references appear.

Logo placement on Promotional Materials other than web pages and other forms of electronic promotions must be at least 32mm (width).

In the case of oversized advertisements, the Certified NiagaraAX Developer logo must be one column wide based on a five column layout.

Logo placement on web pages and other forms of electronic promotions must be at least one-fifth the screen width, or one-inch in size (width), whichever is smaller.  There must be a minimum of ¼ inch clear space surrounding the border of the logo, or 30 percent of the height of the “N” in Niagara, whichever is greater, unencumbered by other graphics or copy.  The logo may be shown within the lower border area of the page.  The lower or outer edge of the logo must always maintain at least ½ inch clear space from the edge of the page.

The Certified NiagaraAX Developer logo must be positioned over a contrasting background.

Marks May Not Be Used on Developer Products or Developer Product Packaging.

Developer may not use any of the Tridium Marks on any Developer Product, Developer Product packaging or on any other product distributed by Developer

Specific questions pertaining to any Tridium Mark should be addressed to Tridium Marketing. at: (804) 747-4771.

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EXHIBIT C
to
NiagaraAX Developer Support Agreement

Schedule of Prices and Fees

The amounts of all prices and fees are  set forth on the applicable Tridium Price List in effect from time to time, and as updated from time to time.

A.	Contract Set-up Fee. See Developer Price List in effect as of the effective date of the Developer Support Agreement.

B.	Licensed Materials. See Developer Price List or the applicable Price List if Developer is also an authorized Tridium distributor or reseller for price in effect as of date of order.

C.	Training Fees for NAXDP Training. See Developer Price List as of date of registration.

D.
Developer Seat Annual Fee – See Developer Price List.  Pro-rated amount due for each NiagaraAX Certified Developer retained by Developer, either as an employee or contractor, upon the earlier of (i) retention of such employee or contractor, or (ii) successful completion by such employee or contractor of the Developer training class; annual fee due and on each Renewal Date.

E.
Technical Support.  Developer shall pay for technical support provided under Section 6.1 and Exhibit D at Tridium’s regular hourly rate for such support in effect as of the date the support is provided as set forth on the Developer Price List, as of the date such support hours are purchased.

F.	NiagaraAX Licensing Tool. See the Developer Price List for the up-front and annual renewal charges for this tool. This Licensing Tool may be purchased at any time after the Effective Date.

NiagaraAX Certified Developer Agreement	20-JUNE-2008

EXHIBIT D
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NiagaraAX Developer Support Agreement

TRAINING AND SUPPORT SERVICES

Training

The Niagara AX Developer Program (“NAXDP”) provides education and technical support for individuals who are employees or contractors of Developer building applications or products upon the Niagara Framework.  Training is a critical element of this program, which is designed to help a broad range of developers gain the level of technical expertise necessary to effectively develop applications on the NiagaraAX Framework and support their client base.

The Niagara NAXDP is a two-part program incorporating AXTCP (AX Technical Certification Program) and a 3 day Developer’s training session.   All Developers wishing to have access to technical support via telephone and e-mail, and access to the Niagara AX Developers’ Forum must attend the NAXDP prior to receiving such support.  Developer may not use the designation “Certified NiagaraAX Developer” except with respect to  individuals who are its employees or contractors and who have successfully completed this training and passed the certification test and Developer has paid all fees per the Developer Price List when due.

Support

For the Initial Term of this Developer Agreement and for each Renewal Term thereafter, Developer shall be entitled to hourly support at Tridium’s then current applicable rate for developer support. Support requests shall be made either electronically or via telephone.  Tridium shall provide Developer with a Developer ID number and Developer must give Tridium that number before receiving any support services.  Developer is solely responsible for protecting the security of its Developer ID number and for any charges incurred without the authorization of Developer due to its failure to do so.  Support services will be charged in increments per the current Developer Price List. Support shall be provided solely to individuals who are employees or contractors of Developer and who have been certified as successfully completing NAXDP training and have a licensed Developer Seat.  Unless this Agreement has been canceled or suspended for any reason allowed herein, support is generally available between the hours of 8:00 am and 5:00 pm Richmond, VA time, Monday through Friday on Tridium’s normal business days.

Additionally, Developer shall be entitled to access the NiagaraAX Developer Forum, a website supported by Tridium which includes all Upgrades, frequently asked questions and technical support notices related to the NiagaraAX Framework and the NiagaraAX Licensing Tool.  Such access shall be provided solely through individuals who qualify to receive support as provided above.

Tridium shall have no obligation to (i) provide technical support to any customer of Developer or (ii) have direct contact with any such customer other than in matter relating to a Tridium end-user license agreement that may be in effect with such customer.

NiagaraAX Certified Developer Agreement	20-JUNE-2008

 EXHIBIT E
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NiagaraAX  Developer Support Agreement

Tridium's Price List Terms and Conditions for the Americas

As of October 25, 2007

THESE TERMS AND CONDITIONS SUPERCEDE ANY TERMS AND CONDITIONS THAT ARE ATTACHED OR PART OF ANY ORDER FORM OR PURCHASE ORDER UNLESS SPECIFICALLY ALLOWED OR SUPERCEDED BY WRITTEN CONTRACT WITH TRIDIUM.   PURCHASER MUST ACCEPT IN WRITING THESE TERMS AND CONDITIONS WITH EACH PURCHASE ORDER UNLESS THERE IS AWRITTEN CONTRACT BETWEEN PURCHASER AND TRIDIUM, IN FORM ACCEPTABLE TO TRIDIUM, INCORPORATING THE TERMS AND CONDITIONS APPLICABLE TO ALL PURCHASE ORDERS.

Disclaimer and Purchased Representation. There can be no assurance whatsoever that control systems such as the Tridium Niagara Framework and related software (comprised of Hardware as defined below and related software or "Licensed Materials") will protect Purchaser, its customers, or any individual or his, her or their respective property from harm.  Appropriate safety precautions must always be taken when operating or maintaining equipment connected to the Niagara Framework.  Tridium assumes no responsibility or liability for any injury or damage to any persons or property resulting from the use by Purchaser or its customers of the Niagara Framework.  Further, Purchaser represents and warrants that it shall take all appropriate precautions, establish appropriate procedures and post appropriate notices to ensure that persons and property are not harmed in the event of an error, malfunction or unexpected operation of the Niagara Framework.  Unless Tridium has provided its express written consent, neither the Hardware nor Licensed Materials may be, and Purchaser shall make reasonable business efforts to ensure that they are not, used in any application in which the failure of the Hardware and/or Licensed Materials could lead to death, personal injury or severe physical or property damage (collectively, “High-Risk Applications”), including but not limited to the operation of nuclear facilities, mass transit systems, aircraft navigation or aircraft communication systems, air traffic control, weapon systems and direct life support machines.  Tridium expressly disclaims any express or implied warranty or condition of fitness for High-Risk Applications.

Disclaimer of Software Warranty. TRIDIUM LICENSES THE TRIDIUM NIAGARA FRAMEWORK “AS IS” WITH NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND. TRIDIUM SPECIFICALLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TRIDIUM, OR ITS AGENTS OR EMPLOYEES SHALL CREATE OR FORM THE BASIS OF ANY WARRANTY OF ANY KIND.

End User License Agreement.  Use of the Licensed Materials by a Purchaser or Purchaser's customer is governed by the terms of a separate end user agreement included in all copies of Licensed Materials.  The end user license agreement must be entered into before running the Niagara Framework.

Hardware Limited Warranty and Hardware Replacement Policy. Tridium warrants for 18-months from date of shipment by Tridium that the JACE® controller and all other hardware components of the Tridium Niagara Framework (collectively, the "Hardware"), will be free from defects in material and workmanship. This warranty does not cover the product if it is damaged in the process of being installed or improperly used. This warranty does not cover replacement of Tridium’s products damaged by abuse, accident, misuse, neglect, alteration, repair, disaster, improper installation, or improper testing. If the product is found to be defective, Tridium, at its option, will replace or repair the product at no charge provided that Purchaser delivers the product along with a Return Material Authorization (RMA) number (see below) with an explanation of any deficiency. If Purchaser ships the product, Purchaser must assume the risk of damage or loss in transit. Purchaser must use the original container (or the equivalent) to return the product. Repaired or replaced products will be returned at the same revision level as received or higher, at Tridium’s option. Tridium reserves the right to replace discontinued product with an equivalent current generation product.  Tridium assumes no responsibility for repairs made on the product, unless performed by Tridium authorized personnel. For materials furnished but not manufactured by Tridium, Tridium will pass through the warranty received from the manufacturer, to the extent permitted, to the Purchaser.

NiagaraAX Certified Developer Agreement	20-JUNE-2008

THIS EXPRESS WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, GUARANTEES, OR REPRESENTATIONS, EXPRESS OR IMPLIED. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

Purchaser’s Remedies.  The Purchaser's remedies with respect to Hardware found to be defective in material or workmanship shall be limited exclusively to the right of repair or replacement of such defective Hardware. IN NO EVENT SHALL TRIDIUM BE LIABLE FOR CLAIMS (BASED UPON BREACH OF IMPLIED WARRANTY OR OTHERWISE) FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, FORESEEABLE, CONSEQUENTIAL, OR SPECIAL OR FOR ANY EXPENSES INCURRED BY REASON OF THE USE OR MISUSE OF THE HARDWARE.

Software Maintenance Agreements and Other Support.  Software Maintenance Agreements provide Purchaser and Purchaser's customers access to all software upgrades released during the maintenance agreement period for the specified product.  The Software Maintenance Agreements cover all interim service releases and major releases (example, Rev 2.2 to Rev 2.3, including all new features and functionality of the new release).  New product releases (example, Niagara to NiagaraAX,) are not included as part of Software Maintenance Agreements.  Purchaser has no implicit or implied right to upgrades other than through the Software Maintenance Agreements that it purchases.  Furthermore, Tridium has no obligation to provide any technical support to Purchaser or Purchaser's customers unless specifically agreed to in writing between Tridium and Purchaser.

Acceptance and Cancellation of Orders.  Tridium reserves the right to reject, cancel or suspend any orders placed by Purchaser or refuse or delay shipment thereof if Purchaser fails to (i) place a valid order per these Terms and Conditions; (ii) make any payment as provided herein; (iii) meet commercially reasonable credit or financial requirements as determined by Tridium in its sole discretion; or (iv) otherwise comply with any terms or conditions stated herein or in any other agreement between Tridium and Purchaser.  Each order that include Hardware is subject to a minimum billing charge of $100.00 (this clause does not apply to additions to an existing order).

Acceptance of Terms and Conditions. The terms and conditions as stated herein shall apply to each order accepted or shipped by Tridium hereunder. Tridium’s offer to sell products to Purchaser is expressly limited to these Terms and Conditions.  Tridium hereby expressly objects to any term in any purchase order issued by Purchaser that is in conflict with or in addition to these Terms and Conditions. Any terms or conditions appearing on any order or confirmation received from Purchaser that are different from or in addition to those required hereunder shall not be binding on the parties, even if signed and returned, unless both parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

Delivery of Hardware.  Tridium will ship each Hardware component to the Purchaser, or the Purchaser’s freight forwarder, located within the United States of America, at the address specified in the shipping instructions on the purchase order received from the Purchaser.  Tridium reserves the right to ship Hardware by any means it deems suitable.  Tridium will not ship hardware to a location outside the United States of America.  All deliveries are F.O.B. (Uniform Commercial Code terms) place of shipment.  Purchaser is responsible for all shipping charges in accordance with Tridium’s then current shipping and billing practices.  Risk of loss shall pass to Purchaser upon Tridium’s delivery to the carrier.  Purchaser is responsible for import into the country of destination, transport through all countries other than the United States of America, payment of all duties and tariffs, and compliance with all export and import laws.

Delivery of Licensed Materials.  Tridium will deliver the software directly to the Purchaser in an electronic file format by making the same available for download by Customer, or if expressly agreed by Tridium, by shipment of a CD-ROM or such other means as determined by Tridium.  Any such shipment will be made in accordance with the provisions for delivery of Hardware set forth above.

Export.  Software and Hardware, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries.  Purchaser agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import the Licensed Materials.  Without limiting the generality of the foregoing, the Licensed Materials may not be downloaded, used, sold, resold, sublicensed, diverted, transferred, reshipped, or otherwise exported or re-exported:
i.	in, into or through any country designated as a terrorist supporting country by the U.S. government or any of its agencies;
ii.	in, into or through any country which the U.S. has an embargo or with which the U.S. or any of its agencies maintains comprehensive trade controls;
iii.	to or by a national or resident of the countries described in (i) or (ii); or

NiagaraAX Certified Developer Agreement	20-JUNE-2008

iv.
to or by any party included in the United States Department of Commerce’s Denied Persons List, Entity List or Unverified List; or the United States Department of the Treasury’s Specially Designated Nationals, Specially Designated Global Terrorists, Specially Designated Narcotics Traffickers, Specially Designated Narcotic Traffickers, or Specially Designated Terrorists List; or the United States Department of State’s Designated Foreign Terrorist Organizations or Debarred Persons List; or is otherwise designated by the U.S. government or any of its agencies as a party with which it is unlawful to do business.

Payment and Credit Terms.  Payment terms are cash in advance or by credit card payment made in advance of shipment unless Tridium has agreed in writing to other credit terms.  If Tridium has agreed to extend credit to Purchaser, then payment terms are net-thirty (30) days from date of invoice.   If Purchaser fails to pay amounts when due, late charges of the lesser of one point five percent (1.5%) per month or the maximum allowable under applicable law shall also become payable to Tridium.  In addition, failure of Purchaser to fully pay any fees within sixty (60) days after the applicable due date shall be deemed a material breach of these Terms and Conditions, justifying suspension of the performance by Tridium under any and all purchase orders placed by Purchaser, and will be sufficient cause for immediate termination of any such purchase orders by Tridium.  Any such suspension does not relieve Purchaser from paying past due fees plus interest and in the event of collection enforcement, Purchaser shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, court costs and collection agency fees.

Pricing Policy.    All prices are stated in, and payable in, U.S. Dollars. Prices are subject to change without notice.   Written quotations will be honored for 30 days from the date of quotation or as stated therein. Orders already entered and unshipped on the date of a price change will be invoiced at the prices on the date the order was received.  Published prices are exclusive of freight costs. Tridium will add to the amount due under any purchase order the cost of freight whether shipped from a Tridium regional office or from the home office manufacturing facility.  Published prices do not include any additional services such as design layout, system drawings, installation drawings, job site labor, shop labor, airfreight or special delivery charges. All labor and expenses for such services will be charged at the rates prevailing at the time and place of occurrence.  Published prices do not include duties or sales, use, excise or other similar taxes and shall be paid by Purchaser in addition to the stated price; or in lieu thereof, Purchaser shall provide Tridium with required tax exemption forms.

Returning Hardware.   Before returning any Hardware, whether within or outside the Warranty Period, the Purchaser must contact Tridium and obtain a Return Material Authorization (RMA) number by calling Tridium's home office.  If Tridium verifies the Hardware is defective, it will issue the Purchaser an RMA number to place on the outer package of the product. Tridium is under no obligation to accept any Hardware without an RMA number on the package.  The Purchaser must provide the unit serial number, and Project ID

Hardware and related installed software may be returned for a restocking fee if it is in an unopened and new condition.  Factory-installed software may not be returned without the related Hardware.  A restocking fee will be charged at 25% of the returned bundled hardware cost and a 75% credit will be issued upon inspection and validation of the returned device.  Software products sold separately may not be returned for credit.

For in-warranty devices, Tridium will, within two business days of receipt of a complete and accurate purchase order for the replacement part and payment for the same by credit card, and subject to product availability, ship replacement units, prepaid via UPS either standard overnight, 2nd day, 3rd day, or UPS Ground in accordance with the Purchaser's requirements.  The shipping and delivery terms applicable to such shipments shall be the same as provided above for all other products.  When the replacement unit arrives, the Purchaser shall re-pack the defective unit in the same box in which the replacement unit was shipped, and return the same to Tridium. If Tridium receives the failed unit within 45 days from its shipment of the advanced replacement unit, Tridium will credit Purchaser’s credit card for the purchase price of the replacement unit.  Tridium will provide a 90 day warranty from the date of exchange or the balance of the original warranty period, whichever is longer.

For out-of-warranty devices, Tridium offers advance replacement units under its exchange program, subject to product availability.  A Purchaser's purchase order and payment by credit card is required to cover the price of the replacement unit and associated shipping charges.  See the current Tridium price list for pricing of specific replacement units.   If the failed unit is received within 45 days after the replacement unit is shipped, Tridium will credit Purchaser’s credit card for the difference between the purchase price of the replacement unit and the exchange price for that unit, less shipping charges..  Tridium will provide a 90 day warranty from the date of exchange.

Shipping and Delivery Times.

Standard Delivery
•	Tridium will ship within ten (10) business days from the receipt of a valid and complete order.
Rush Delivery
•
Tridium will ship as provided in this paragraph if the purchase order asks for “Rush Delivery”, subject to product availability, and subject to Tridium’s consent in the case of orders for twenty or more products.  Tridium will advise Purchaser of the availability of Rush Delivery for orders that request Rush Delivery at the time of its acknowledgment of the order.

NiagaraAX Certified Developer Agreement	20-JUNE-2008

•
For each order that includes Hardware for which Tridium agrees to provide Rush Delivery, Purchaser shall pay an amount equal to 25% of the purchase price of the entire order in advance of shipment.Rush Delivery  orders for which Tridium issues an acknowledgment that the order is complete and in proper form by 10:00 a.m. Eastern Time will be shipped via UPS next-day service (a) within three business days after the day on which such acknowledgment is issued if the order includes Hardware, and (b ) the same day as such acknowledgment is issued if it includes only software.  In either case, the Purchaser shall pay all shipping costs.

Language and Law.  The language of all purchaser orders submitted  under these Terms and Conditions shall be English, and any documents or notices provided hereunder, communications related hereto or any dispute resolution proceeding arising as a result of this agreement shall be conducted in English.This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, without regard to the conflicts of law provisions thereof and excluding the Convention on Contracts for the International Sale of Goods.  Any action arising from or relating to this Agreement or the conduct of the parties pursuant hereto shall be commenced and heard solely within a federal or state court of competent jurisdiction found within the boundaries of the United States District Court for the Eastern District of Virginia, Richmond Division, and Tridium and Purchaser each consent to personal jurisdiction and venue in any such court.

NiagaraAX Certified Developer Agreement	20-JUNE-2008